EXHIBIT 99.1

Contacts: Rajesh C. Shrotriya, M.D., CEO and President (949) 743-9295	Laurie Little Director, Investor Relations (949) 743-9216

Spectrum Pharmaceuticals Acquires Worldwide
Exclusive License for Lucanthone in Phase 2 Trials

•	Lucanthone is a an orally active radiation sensitizer

•	Currently in Phase 2 clinical trials for the treatment of brain tumors

     IRVINE, California, May 17, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has acquired worldwide exclusive rights to lucanthone from Dr. Robert E. Bases, the inventor of a method of treating cancer of the central nervous system through the administration of lucanthone and radiation. Lucanthone is currently in phase 2 clinical trials at Montefiore Medical Center. Financial terms were not disclosed.

     “Lucanthone has the potential to improve the treatment outcomes in a number of human malignancies, specifically brain tumors, as it readily crosses the blood brain barrier,” stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President. “Published studies have demonstrated that lucanthone could very well increase the effectiveness of radiation treatments by preventing post-radiation repair of DNA damage, leading to loss of cancer cell viability. We are excited to add this product to our growing portfolio of drug candidates that aid in the treatment of cancer or other unmet medical needs.”

     “I am pleased to be able to continue my work on lucanthone with the dedicated team at Spectrum,” said Dr. Robert Bases. “With brain cancer a leading cause of death in patients under the age of 35, it is very important that we continue to seek new treatments for this horrible disease.”

About Lucanthone

     Lucanthone, which is an orally available small molecule drug, is currently being tested as a radiation sensitizer. Recent data suggests that lucanthone inhibits post-radiation DNA repair in tumor cells. The ability of lucanthone to inhibit AP endonuclease and topoisomerase II probably account for the specific DNA repair inhibition in irradiated cells.

     Lucanthone was originally used as an antiparasitic agent for the treatment of schistosomiasis in the 1950s and 1960s. This drug was administered into 300,000 patients with no deaths or lasting side effects. It was later discontinued because better antiparasitic medications became available.

     Dr. Robert Bases recently demonstrated that although lucanthone has structural and biochemical similarities to Actinomycin D, it has no hematological or gastro-intestinal toxicity at clinically tolerated doses. In trials, Lucanthone was found to be safe, practical and effective and was proposed for use in clinical protocols for the treatment of cancer.

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statements

     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, lucanthone’s potential to improve the treatment outcomes in a number of human malignancies, specifically brain tumors, lucanthone’s ability to increase the effectiveness of radiation treatments by preventing post-radiation repair of DNA damage, leading to loss of cancer cell viability, the Company’s growing portfolio of drug candidates, the ability of lucanthone to inhibit AP endonuclease and topoisomerase II, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past and/or current results are not indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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